Execution Version

November 6, 2019

NV5 Global, Inc.
200 South Park Road, Suite 350
Hollywood, Florida 33021
Attention: Edward Codispoti, Chief Financial Officer

Re:
Credit Agreement dated as of December 7, 2016 (as amended prior to the date hereof, the “Existing Credit Agreement”) by and among NV5 Global, Inc., a Delaware corporation (“you” or the “Company”), the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Existing Credit Agreement.
You have advised Bank of America, N.A. (through itself or one of its designated affiliates or branch offices, “Bank of America”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), PNC Bank, National Association (“PNC”) and PNC Capital Markets LLC (“PNC Capital Markets”) that you intend to acquire (the “Target Acquisition”), through a merger transaction directly and/or with one or more of your direct or indirect wholly-owned Subsidiaries (“Merger Sub”), all of the outstanding capital stock of Geospatial Holdings Inc. (the “Target”), from the Sellers (as defined in the Target Acquisition Agreement (as defined in Exhibit C to this letter agreement)), pursuant to the Target Acquisition Agreement.
In connection with the foregoing, you have also advised Bank of America, BofA Securities, PNC and PNC Capital Markets (collectively, the “Commitment Parties”) that you desire to:

(a)
finance the payment of the cash consideration for the Target Acquisition, repay existing bank facility indebtedness of the Target and its subsidiaries, and pay fees and expenses incurred in connection with the Transaction (defined below) using proceeds from (i) a Term Facility incurred under the Amended Credit Agreement (defined below) in the principal amount of $150 million (the “Term Facility”), which Term Facility shall be have pricing, tenor, amortization and such other terms and conditions as set forth in Exhibit A, and (ii) up to $150 million of Loans under the Revolving Facility under the Amended Credit Agreement (such amount, the “Acquisition Revolver Draw” and together with the Term Facility, the “Acquisition Funds”), which Revolving Facility will be increased under Section 2.16 of the Amended Credit Agreement by an aggregate principal amount of $90 million (the “Revolving Facility Increase” and together with the Term Facility, the “Incremental Facilities”) so that the maximum aggregate principal amount of the Revolving Facility under the Amended Credit Agreement shall be $215 million; and

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(b)
effect an amendment (the “Proposed Amendment”) to the Existing Credit Agreement (as amended by the Proposed Amendment, the “Amended Credit Agreement”), which shall be effective on the Effective Date (defined below), that contains modifications to the Existing Credit Agreement as set forth in Exhibit B;

The revolving credit and term loan facilities under the Amended Credit Agreement (including the Incremental Facilities) are referred to herein as the “Amended Credit Facilities”. The Target Acquisition, entering into the Proposed Amendment, the documentation and funding of the Incremental Facilities, the repayment of existing third party bank indebtedness of the Target and its subsidiaries, the payment of fees and expenses incurred in connection with the Target Acquisition and the Amended Credit Facilities, and all related transactions, are referred to collectively herein as the “Transaction”. This letter and the exhibits hereto are collectively referred to as the “Commitment Letter”.
1.    Commitments. In connection with the foregoing:
(a)     Bank of America is pleased to provide its commitment to provide 56.1% of the principal amount of the Incremental Facilities and PNC is pleased to provide its commitment to fund 43.9% of the principal amount of the Incremental Facilities (in each case, on a pro rata basis between the Term Facility and the Revolving Facility Increase);
(b)    each of Bank of America and PNC is pleased to advise you of its willingness to consent to the Proposed Amendment;
(c)    each of BofA Securities and PNC Capital Markets, as a joint lead arranger and joint bookrunner (collectively in such capacities, the “Lead Arrangers”) for the Amended Credit Facilities, is pleased to advise you of its willingness to form a syndicate of financial institutions for the Incremental Facilities (such financial institutions, together with Bank of America, PNC and the lenders under the Existing Credit Agreement, the “Lenders”);
(d)    Bank of America will continue to act as sole Administrative Agent for the Amended Credit Facilities; and
(e)    you hereby accept and agree to the foregoing commitments and consents, and appoint BofA Securities, Bank of America, PNC Capital Markets and PNC to the roles set forth above.
The commitments of Bank of America and PNC hereunder are several and not joint
No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded without the consent of the Lead Arrangers. BofA Securities shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Amended Credit Facilities and shall perform the duties and exercise the authority customarily performed and exercised by it in such role.
2.    Conditions Precedent. The commitments of Bank of America and PNC hereunder and the undertakings of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in Exhibit C attached hereto and forming part of this Commitment Letter.

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Notwithstanding anything in this Commitment Letter, the Fee Letter (as defined below) or the definitive documentation for the Amended Credit Facilities to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding of the Acquisition Funds on the Effective Date shall be the Specified Representations (as defined below) and the Target Acquisition Agreement Representations (as defined in Exhibit C), and (b) the terms of the definitive documentation for the Amended Credit Facilities shall be in a form such that they do not impair the availability or funding of the Acquisition Funds on the Effective Date if the conditions set forth in Exhibit C are satisfied (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) is not or cannot be provided and/or perfected on the Effective Date (other than the grant and perfection of security interests in assets with respect to which a lien may be perfected solely by the filing of a financing statement (other than as a “fixture filing”) under the Uniform Commercial Code (“UCC”), then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Acquisition Funds on the Effective Date, but may instead be provided within a time period to be agreed by the Administrative Agent pursuant to arrangements to be mutually agreed by the Administrative Agent and you. For purposes hereof, “Specified Representations” means the representations and warranties to be made by the Company and the Guarantors in the definitive documentation for the Amended Credit Facilities relating to (a) corporate or other organizational existence of the Company and the Guarantors, (b) organizational power and authority of the Company and the Guarantors to enter into and perform the definitive documentation for the Amended Credit Facilities, (c) due authorization, execution and delivery by the Company and the Guarantors of, and enforceability against the Company and the Guarantors of, the definitive documentation for the Amended Credit Facilities, (d) creation, validity and perfection of first priority (subject to permitted liens) liens under the security documents (subject, without limitation, to the limitations and exceptions set forth in the preceding sentence), (e) no conflicts of the definitive documentation for the Amended Credit Facilities with, or consents required under, the organizational documents of the Company and the Guarantors, material laws applicable to the Company or any of the Guarantors or material agreements (other than consents that have been obtained), (f) use of proceeds not violating margin regulations, (g) not violating anti-corruption laws, sanctions and the PATRIOT Act, (h) Investment Company Act, (i) absence of litigation with respect to the Amended Credit Facilities, (j) accuracy of financial statements in all material respects and (k) solvency as of the Effective Date (after giving effect to the Transaction) of the Company and its subsidiaries on a consolidated basis. This paragraph is referred to herein as the “Limited Conditionality Provision”.
3.    Syndication. The Lead Arrangers intend to commence syndication of the Amended Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist the Lead Arrangers in achieving a syndication of the Amended Credit Facilities that is satisfactory to the Lead Arrangers. Such assistance shall include your (a) providing and causing your advisors to provide (and using your commercially reasonable efforts to cause the Target and its advisors to provide) the Commitment Parties and the other Lenders upon request with all information reasonably deemed necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you, the Target and your or its advisors, or on your or its behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of materials to be used in connection with the syndication of the Amended Credit Facilities (collectively, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships and (d) otherwise reasonably assisting the Commitment Parties in their syndication efforts, including by making your officers and advisors available (and your using commercially reasonable efforts to make the officers and advisors of the Target available) from time to time to attend and make presentations regarding the business and prospects of the Company and its subsidiaries, the Target and its subsidiaries and the Transaction, as appropriate, at one or more meetings of prospective Lenders. You hereby agree that, following the Effective Date and at our own expense, we may place advertisements in financial and other newspapers

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and periodicals, and circulate similar promotional materials, in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the name of the Company and its subsidiaries, (ii) our and our affiliates’ titles and roles in connection with the Amended Credit Facilities, and (iii) the amount, type and closing date of the Amended Credit Facilities. You also authorize each of the Lead Arrangers and its affiliates to download copies of the Company’s and its subsidiaries’ logos from its website, use copies thereof in SyndTrak or similar workspaces established by BofA Securities in connection with the syndication of the Amended Credit Facilities and use such logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Amended Credit Facilities.
It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders (it being understood that the syndication of the Incremental Facilities shall be allocated 56.1% to reduce the commitment of Bank of America and 43.9% to reduce the commitment of PNC until a Successful Syndication (as defined in the Fee Letter) has occurred). It is understood that no Lender participating in the Incremental Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.
Notwithstanding any other provision of this Commitment Letter to the contrary or any syndication, assignment or other transfer of Bank of America’s or PNC’s commitments in respect of the Incremental Facilities herein, neither Bank of America nor PNC shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its commitment to the Incremental Facilities on the Effective Date) as a result of such syndication, assignment or other transfer until after the funding of the Incremental Facilities (or any portion thereof) on the Effective Date.
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments with respect to the Incremental Facilities are not conditioned upon the syndication of, or receipt of commitments in respect of, the Incremental Facilities and in no event shall the commencement or successful completion of syndication of the Incremental Facilities nor the obligation to assist with syndication efforts as set forth herein (including, without limitation, any of your agreements in this paragraph or the following paragraph), constitute a condition to the commitment hereunder to fund the Incremental Facilities on the Effective Date.
4.    Information Requirements. You represent, warrant and covenant (subject, however, to the best of your knowledge with respect to Information relating to the Target) that (a) all financial projections concerning the Company and its subsidiaries and the Target and its subsidiaries that have been or are hereafter made available to any of the Commitment Parties or the Lenders by you, the Target or any of your or its representatives (or on your or its behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that no assurance can be given that the projected results will be realized) and (b) all Information, other than Projections, which has been or is hereafter made available to any of the Commitment Parties or the Lenders by you, the Target or any of your or its representatives (or on your or its behalf) in connection with any aspect of the Transaction, as and when furnished, is and will

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be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the effectiveness of the Proposed Amendment and funding of the Incremental Facilities (the “Effective Date”) and, if requested by BofA Securities or PNC, for such period thereafter as is necessary to achieve a Successful Syndication (as defined in the Fee Letter) so that such representation and warranty is correct on the Effective Date and on such later date on which a Successful Syndication occurs as if the Information were being furnished, and such representation and warranty were being made, on such date. In issuing this commitment and in arranging and syndicating the Amended Credit Facilities, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.
You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak or another similar electronic system. In connection with the syndication of the Amended Credit Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company or its affiliates, the Target and its affiliates or the respective securities of any of the foregoing. You agree, however, that the definitive documentation for the Amended Credit Facilities will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof. In any event, the Commitment Parties shall not disclose to any prospective Lender any Information Materials which are confidential unless such prospective Lender has agreed (whether by execution and delivery of a confidentiality agreement or by agreement to terms and conditions required to access information via electronic means) to keep such information confidential on terms which are customary in the syndication market for transactions of the nature described herein.
5.    Confidentiality. Each of the Commitment Parties and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder (including, without limitation, the Projections, the information contained in the Information Materials and any other Information provided by you that is not identified or marked clearly by you as “PUBLIC”) solely for the purpose of providing the services which are the subject of this Commitment Letter in connection with the transactions contemplated hereby and shall treat confidentially all such information; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the applicable Commitment Party, to the extent permitted by law, will use commercially reasonable efforts to notify you prior to any such disclosure to the extent not prohibited by law, rule or regulation and shall comply with any applicable protective order (or equivalent) obtained by you or on your behalf and, in the event no such order (or equivalent) is obtained, shall use commercially reasonable efforts to disclose only such of the confidential information as they are advised by counsel is necessary to comply with applicable law, regulation or court or administrative agency order), (b) upon the request or demand of any regulatory authority having jurisdiction over any of the Commitment Parties or any of their respective affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any of the Commitment Parties or any of their respective affiliates or Representatives (as defined below) in contravention of this paragraph, (d) to the extent that such information is received by any of the Commitment Parties from a third party that is not to its knowledge subject to confidentiality obligations to you, (e) to the extent that such information is independently developed by any of the Commitment Parties, (f) to any of the Commitment Parties respective

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affiliates and their respective employees, legal counsel, independent auditors and other experts or agents on a need-to-know basis in connection with the Amended Credit Facilities and the transactions contemplated hereby (collectively, the “Representatives”), and provided such persons and entities are informed of the confidential nature of such information and instructed to keep such information confidential, (g) to prospective Lenders and prospective arrangers, participants or assignees in respect of the Amended Credit Facilities or potential counterparties to any swap or derivative transaction relating to the Company or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by standard confidentiality provisions in accordance with the customary loan market syndication practices for dissemination of such information, (h) for purposes of establishing a “due diligence” defense or (i) in connection with the exercise of any remedies hereunder or under the Fee Letter or any action or proceeding relating to this Commitment Letter or the Fee Letter or the enforcement of rights hereunder or thereunder.
6.    Expenses and Indemnification. By executing this Commitment Letter, you agree to reimburse each of the Commitment Parties from time to time on written demand accompanied by reasonable supporting detail for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of McGuireWoods LLP, as counsel to BofA Securities and the Administrative Agent, of Moore & Van Allen, PLLC, as counsel to PNC and PNC Capital Markets, and of special and local counsel to the Lenders retained by BofA Securities or the Administrative Agent, and (b) due diligence expenses) incurred in connection with the Amended Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
You agree to indemnify and hold harmless each of the Commitment Parties, each Lender and each of their affiliates and their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Amended Credit Facilities or any other similar or replacement financings in which the Commitment Parties or any of their Affiliates are involved or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith by such Indemnified Party of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity-holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith by such Indemnified Party of its obligations under this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising

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from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and non-appealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, each Indemnified Party shall be obligated to refund and return any and all amounts paid by you under this paragraph to such Indemnified Party for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.
This Commitment Letter, the fee letter among you and the Commitment Parties of even date herewith (the “Fee Letter”), and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof (i) on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Amended Credit Facilities, (ii) on a confidential basis to the Sellers and their advisors (provided that fee percentages and amounts and economic terms of the market flex provisions in the Fee Letter are redacted to the reasonable satisfaction of BofA Securities and/or the Administrative Agent, as applicable), (iii) of this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof, other than the aggregate fee amount contained in the Fee Letter as part of the Projections, pro forma information, or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transaction to the extent such disclosure would be customary or required in offering and marketing materials for the Amended Credit Facilities (and only to the extent aggregated with all other fees and expenses in connection with the Transaction and not presented as an individual line item unless required by applicable law, rule or regulation)) in any syndication or other marketing material in connection with the Amended Credit Facilities, or (iv) in any judicial proceeding in connection with the enforcement of your rights hereunder or under the Fee Letter, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (x) this Commitment Letter but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (y) the aggregate amount of the fees or other payments in the Fee Letter (provided, that, the fee percentages and amounts (other than aggregate amounts) and economic terms of the market flex provisions in the Fee Letter are redacted to the reasonable satisfaction of BofA Securities and/or Administrative Agent, as applicable) may be disclosed in public filings, included in projections and pro forma information, in disclosure of aggregate sources and uses and similar generic disclosures. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you and each guarantor under the Amended Credit Facility, which information includes your and their name and address and other information that will allow the Commitment Parties to identify you and each such guarantor in accordance with the Act. As a condition to entering into the Proposed Amendment, the Company must provide all requested KYC/AML information (including, without limitation, Beneficial Ownership Certifications) satisfactory to the Commitment Parties and each Lender.
7.    No Fiduciary Duty. You acknowledge that each of the Commitment Parties or their affiliates may be providing financing or other services (including financial advisory services) to parties whose interests may conflict with yours. Each of the Commitment Parties agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Each of the Commitment Parties further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each of the Commitment Parties is permitted to access, use

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and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates, in each case subject to the confidentiality provisions contained in this Commitment Letter. You further acknowledge that each of the Commitment Parties is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any such party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of other customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any such party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Amended Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in the definitive documentation for the Amended Credit Facilities; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and none of the Commitment Parties has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any of the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
8.    Survival. The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether the definitive documentation for the Amended Credit Facilities shall be executed and delivered, and notwithstanding the expiration or mutual termination of this Commitment Letter or any commitment or undertaking of any of the Commitment Parties hereunder; provided that the reimbursement and indemnity provisions set forth in Section 6 of this Commitment Letter shall be superseded on the date of effectiveness of the definitive documentation for the Amended Credit Facilities that includes reimbursement and indemnity provisions. The provisions of Section 3 and Section 4 hereof shall remain in full force and effect, regardless of whether the definitive documentation for the Amended Credit Facilities shall be executed and delivered, until the earlier of (1) a Successful Syndication (as defined in the Fee Letter) shall have been achieved or (2) the occurrence of the Commitment Expiry Date without a closing of the Amended Credit Facilities having occurred.
9.    Miscellaneous. This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by electronic transmission or facsimile shall be effective as delivery of a manually executed counterpart thereof. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining (a) the interpretation of the definition of “Company Material Adverse Effect” (as

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defined in Exhibit C) and whether or not a Company Material Adverse Effect has occurred, (b) the accuracy of any Target Acquisition Agreement Representation and whether as a result of any inaccuracy thereof, a condition to your (or any of your affiliates’) obligations to close under the Target Acquisition Agreement has not been met or you (or any of your affiliates) have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to termination your (or any of your affiliates) obligations under the Target Acquisition Agreement and (c) whether the Target Acquisition has been consummated in accordance with the terms of the Target Acquisition Agreement (in each case without giving effect to the principles of conflicts of law thereunder). Each of you and the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of any of the Commitment Parties in the negotiation, performance or enforcement hereof.
This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Amended Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any of the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by any party hereto without the prior written consent of the other parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. The terms of this Commitment Letter may be modified only pursuant to a writing signed by each party hereto specifically referencing this Commitment Letter.
This Commitment Letter and all commitments and undertakings of each of the Commitment Parties hereunder will expire at 11:00 p.m. (Eastern time) on November 6, 2019 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time, whereupon this Commitment Letter and the Fee Letter shall become binding agreements. Thereafter, all commitments and undertakings of each of the Commitment Parties hereunder (except to the extent that any provisions expressly survive termination of this Commitment Letter) will expire on the earliest of (such earliest date referred to herein as the “Commitment Expiry Date”): (a) February 6, 2020 (the “Stated Termination Date”), (b) the closing of the Target Acquisition with or without the use of the Incremental Facilities, (c) the public announcement of the abandonment of the Target Acquisition by you (or any of your affiliates) and (d) the termination of the Target Acquisition Agreement prior to closing of the Target Acquisition or the termination of your (or any of your affiliates’) obligations under the Target Acquisition Agreement to consummate the Target Acquisition in accordance with the terms thereof. In consideration of the time and resources that each of the Commitment Parties will devote to the Amended Credit Facilities, you agree that, until the Commitment Expiry Date, you will not, without BofA Securities’ consent, solicit, initiate or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Company and its subsidiaries.
[Remainder of page intentionally left blank; signature pages follow]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:/s/ Tony Keranov
Name:    Tony Keranov
Title:    Senior Vice President

BofA SECURITIES, INC.

By: /s/ Jonathan Stauning
Name: Jonathan Stauning
Title: Director

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Brent Pockar
Name: Brent Pockar
Title: Senior Vice President

PNC CAPITAL MARKETS LLC

By: /s/ Brian Prettyman
Name: Brian Prettyman
Title: Managing Director

NV5 Global, Inc.
2019 Commitment Letter Signature Page
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ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

NV5 GLOBAL, INC., a Delaware corporation
By: /s/ Dickerson Wright
Name: Dickerson Wright
Title: Chairman and Chief Executive Officer

EXHIBIT A

TERMS OF TERM FACILITY

Term Facility:
A term loan facility in an aggregate principal amount of $150 million. The Term Facility will be available to the Company only in a single draw of the full amount of the Term Facility on the Effective Date.

Maturity:	December 20, 2023 (same as Revolving Facility under the Existing Credit Agreement).

Applicable Rate:
The interest rates per annum applicable to the Term Facility will be the same interest rates applicable to the Revolving Facility under the Existing Credit Agreement, with a new pricing tier added as Level V in the definition of “Applicable Rate” equal to 2.25% for Eurodollar Rate Loans, 1.25% for Base Rate Loans, and a 0.250% Commitment Fee when the Consolidated Senior Leverage Ratio is greater than or equal to 3.25 to 1.00.

Amortization:
Quarterly amortization of principal in an amount equal to 1.875% of the initial aggregate principal amount of the Term Facility, with the final payment of all amounts outstanding, plus accrued interest, being due at maturity.

Mandatory Prepayments:
In addition to the amortization set forth above, (a) a percentage of all net cash proceeds to be agreed from sales of property and assets of the Company and its subsidiaries (excluding sales of inventory in the ordinary course of business and other exceptions to be agreed upon in the definitive documentation), and (b) a percentage of all net cash proceeds to be agreed of Extraordinary Receipts (to be defined in the definitive documentation, to include tax refunds, insurance and condemnation proceeds and similar extraordinary items and to exclude cash receipts in the ordinary course of business and proceeds of offerings of equity securities) shall be applied to the prepayment of the Term Facility (and to the principal installments thereof in inverse order of maturity).

Collateral, Covenants,
Representations and
Warranties, Events of
Default and other Terms: Same as Revolving Facility under the Existing Credit Agreement.

Other:
The Term Facility shall rank pari passu in right of payment priority with the Revolving Facility, and share ratably in rights in the Collateral and the Guaranty and in a manner consistent with the terms of the Loan Documents.

EXHIBIT B

PROPOSED AMENDMENT

The documentation for the Amended Credit Facilities (including the Incremental Facilities) will take the form of an amendment of, or amendment and restatement of, the Existing Credit Agreement and the Loan Documents executed in connection therewith, which shall be substantially consistent with the Existing Credit Agreement and the existing Loan Documents, with the modifications set forth below.

(i)
Amend Section 2.16 (Increase in Revolving Facility) of the Existing Credit Agreement to (A) provide that an Incremental Facility thereunder may be one or more term loan facilities or an incremental revolving facility, (B) permit the Incremental Facilities to be incurred under Section 2.16 in an amount not to exceed $240,000,000 (which will be in addition to, and not constitute usage of, the $100,000,000 maximum aggregate principal amount for all incremental requests currently contained in the Existing Credit Agreement), (C) add customary provisions regarding the terms and conditions of any incremental term loan and to permit the proposed terms in Exhibit A hereto, and (D) provide for customary “limited conditionality” conditions for any incremental facilities incurred in connection with a limited condition acquisition;

(ii)
After giving effect to the amendment in clause (i) above, amend the Existing Credit Agreement to effectuate the Incremental Facilities in accordance with revised Section 2.16, including Section 2.16(f);

(iii)
Amend Section 7.01 (Liens) of the Existing Credit Agreement to permit scheduled Liens (subject to the approval of the Lead Arrangers) upon any of Target’s property, assets or revenues existing on the Effective Date and disclosed in the schedules to the Target Acquisition Agreement (but which are not required to be satisfied or removed pursuant thereto nor were incurred in contemplation of the Target Acquisition);

(iv)
Amend Section 7.02 (Indebtedness) of the Existing Credit Agreement to permit scheduled Indebtedness of Target (subject to the approval of the Lead Arrangers) existing on the Effective Date and disclosed in the schedules to the Target Acquisition Agreement (but which is not required to be repaid pursuant thereto nor were incurred in contemplation of the Target Acquisition);

(v)	Amend Section 7.03 (Investments) of the Existing Credit Agreement to specifically permit the Target Acquisition;

(vi)
Waive Section 4.02 (Conditions to All Credit Extensions) of the Existing Credit Agreement with respect to the Acquisition Funds, such that the conditions precedent to the effectiveness of the Proposed Amendment and the funding of the Acquisition Funds on the Effective Date are limited to those set forth on Exhibit C to the Commitment Letter to which this Exhibit B is attached;

(vii)
Amend (A) Section 6.11 (Use of Proceeds) of the Existing Credit Agreement to permit the Acquisition Funds to be used to consummate the Target Acquisition, (B) Section 7.04 (Fundamental Changes) of the Existing Credit Agreement to permit the Target Acquisition in accordance with the Target Acquisition Agreement, (C) Section 7.05 (Dispositions) of the Existing Credit Agreement to permit dispositions to comply with regulatory requirements pursuant to the Target Acquisition Agreement, and (D) Section 7.07 (Change in Nature of Business) of the Existing Credit Agreement to permit the business conducted by the Target and its subsidiaries on the Effective Date;

(viii)
Amend the definition of “Applicable Rate” in Section 1.01 (Defined Terms) of the Existing Credit Agreement to add a new pricing tier as Level V equal to 2.250% for Eurodollar Rate Loans, 1.250% for Base Rate Loans, and a 0.250% Commitment Fee when the Consolidated Senior Leverage Ratio is greater than or equal to 3.25 to 1.00;

(ix)	Amend the definition of “Change of Control” in Section 1.01 (Defined Terms) of the Existing Credit Agreement to remove clause (c) from such definition;

(x)
Amend the definition of “Consolidated EBITDA” in Section 1.01 (Defined Terms) of the Existing Credit Agreement to (A) include an add-back for run-rate cost savings and cost synergies that are projected by the Company in good faith to be realized, within 12 months, as a result of the Target Acquisition in an aggregate amount not to exceed 10% of Consolidated EBITDA (calculated prior to giving effect to any such adjustment) and (B) update the add-back in clause (b)(iv) of such definition for charges and expenses incurred in connection with any permitted Acquisition or Disposition to exclude (and separately permit) up to $5,000,000 of charges and expenses in connection with the Target Acquisition;

(xi)	Amend the definition of “Fee Letter” in Section 1.01 (Defined Terms) of the Existing Credit Agreement to include the Fee Letter;

(xii)	Amend the definition of “Threshold Amount” in Section 1.01 (Defined Terms) of the Existing Credit Agreement from “$5,000,000” to “$10,000,000”;

(xiii)
Amend Section 1.02 (Other Interpretative Provisions) of the Existing Credit Agreement to clarify that references to “wholly-owned” Subsidiaries shall include those entities substantially 100% owned but for any director qualifying shares or similar arrangements;

(xiv)
Amend Section 6.13 (Covenant to Give Security) and Section 6.16 (Deposit Accounts) of the Existing Credit Agreement to specifically permit the Target to provide a Qualifying Control Agreement or to move its existing accounts to the Administrative Agent within 180 days of the Effective Date and to maintain its existing primary depositary and operating accounts for 180 days following the Effective Date;

(xv)
Amend Section 7.11 (Financial Covenants) of the Existing Credit Agreement to (A) change the maximum permitted Consolidated Leverage Ratio from 4.00 to 1.00 to (1) 4.25 to 1.00 at any time on or prior to March 31, 2020 (provided that clause (b)(i) of the definition of “Permitted Acquisition” shall also be amended to require that the pro forma Consolidated Leverage Ratio be no greater than the lesser of (x) 0.25 to 1.00 less than the applicable maximum Consolidated Leverage Ratio in Section 7.11(a) and (y) 3.75 to 1.00), (2) 4.00 to 1.00 at any time after March 31, 2020 and on or prior to June 30, 2020, (3) 3.75 to 1.00 at any time after June 30, 2020 and on or prior to September 30, 2020, and (4) 3.50 to 1.00 at any time after September 30, 2020, and (B) remove the maximum permitted Consolidated Senior Leverage Ratio covenant in clause (b) of such Section;

(xvi)	Amend Section 8.01(m) (Uninsured Loss) of the Existing Credit Agreement to increase the threshold amount in such Section from “$5,000,000” to “$10,000,000”; and

(xvii)	Add customary provisions reflecting the Administrative Agent’s policy concerning market standards, including provisions regarding QFC stay rule.

EXHIBIT C

CONDITIONS PRECEDENT

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter (the “Commitment Letter”) to which this Exhibit C is attached and forms part of.

The effectiveness of the Amended Credit Agreement and the extension of the Acquisition Funds under the Amended Credit Agreement will be subject to satisfaction of the following conditions precedent, in each case subject to the Limited Conditionality Provision:

(i)
Definitive Documentation. The negotiation, execution and delivery of definitive documentation for the Incremental Facilities and the Proposed Amendment, in each case consistent with the Commitment Letter and reasonably satisfactory to the Lead Arrangers, the Company and the Administrative Agent; it being understood that the Existing Credit Agreement and related existing Loan Documents shall be used as the basis for preparing such definitive documentation, and such documents shall be amended or amended and restated, as necessary, consistent with the Commitment Letter and reasonably satisfactory to the Lead Arrangers, the Company and the Administrative Agent.

(ii)
Specified Representations; Target Acquisition Agreement Representations. The Specified Representations shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) on and as of the Effective Date after giving effect to the Transactions. The Target Acquisition Agreement Representations shall be true and correct on and as of the Effective Date. As used herein and in the Commitment Letter, the term “Target Acquisition Agreement Representations” shall mean such of the representations and warranties made by or on behalf of the Sellers with respect to the Target or Target’s subsidiaries in the Target Acquisition Agreement (defined below) as are material to the interests of the Administrative Agent, the Lead Arrangers and the Lenders (in their capacities as such), but only to the extent that the Company (or any of its affiliates) has the right (determined without regard to any notice requirement) to terminate the Company’s (and, if applicable, its affiliates’) obligations (or to refuse to consummate the Target Acquisition) under the Target Acquisition Agreement as a result of a breach of any of such representations and warranties.

(iii)
No Default. No Default or Event of Default shall have occurred and been continuing under the Existing Credit Agreement on the date of the Commitment Letter, and no Default or Event of Default shall exist under any of Sections 8.01(a), 8.01(f) and 8.01(g) of the Existing Credit Agreement on the Effective Date.

(iv)
Legal Opinions. The Administrative Agent shall have received customary opinions of counsel to the Loan Parties (including the New Guarantors (defined below)) reasonably acceptable to the Administrative Agent.

(v)
Organizational Documents; Resolutions; Good Standing Certificates. The Administrative Agent shall have received each of the following with respect to each Loan Party (including the New Guarantors), in each case certified by a secretary or assistant secretary of such Loan Party (including the New Guarantors) to be true and correct as of the Effective Date: (i) copies of its articles of incorporation or formation (or equivalent document) certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or organization, (ii) copies of its bylaws or operating agreement (or equivalent document), (iii) resolutions and incumbency certificates and (iv) a good standing certificate (or its equivalent) dated as of a recent date by the appropriate governmental authority of the state of its incorporation or organization, in each case, reasonably satisfactory to the Administrative Agent.

(vi)
Financial Statements. The Lead Arrangers shall have received (A) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and its subsidiaries for the three most recent fiscal years ended at least 90 days before the Effective Date; (B) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and its subsidiaries for each of the fiscal quarters ended after the last audited financial statements required pursuant to clause (A) but at least 45 days before the Effective Date; (C) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Target and its subsidiaries for the three most recent fiscal years ended at least 90 days before the Effective Date; (D) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Target and its subsidiaries for each of the fiscal quarters ended after the last audited financial statements required pursuant to clause (C) but at least 45 days before the Effective Date; and (E) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the most recent four fiscal quarter period ended at least 45 days (or, if such period is a fiscal year end, at least 90 days) prior to the Effective Date prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(vii)	Target Acquisition.
(A)Target Acquisition Agreement. To the extent not previously delivered, the Lead Arrangers shall have received true and correct fully-executed copies of the Target Acquisition Agreement (including all amendments or modifications thereto) and all material documentation for the Target Acquisition and the Transactions, each of which shall be in form and substance reasonably satisfactory to the Lead Arrangers (it being understood that the Target Acquisition Agreement executed by the parties on November 6, 2019 is satisfactory to the Lead Arrangers). “Target Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of November 6, 2019 by and among the among the Company, Arlington Capital Partners III, L.P., a Delaware limited partnership, as representative for the Sellers (as defined therein), the Target and Merger Sub (as defined therein), along with all schedules and exhibits attached thereto.
(B)Target Acquisition Consummation. The Target Acquisition shall have been, or shall concurrently with the effectiveness of the Amended Credit Agreement and the funding of the Acquisition Funds will be, consummated in accordance with the terms of the Target Acquisition Agreement, without giving effect to any amendment, modification, waiver or consent thereunder that is materially adverse to the interests of the Lenders unless such amendment or modification is approved by the Lead Arrangers. For purposes of the foregoing condition, it is hereby understood and agreed that (i) amendments, waivers and other changes to the definition of “Company Material Adverse Effect” (as defined in the Target Acquisition Agreement) (and consents and requests given or made pursuant to such definition), the “Xerox” provisions of the Target Acquisition Agreement or the governing law provisions in the Target Acquisition Agreement shall, in each case, be deemed to be materially adverse to the interests of the Lenders, (ii) any reduction in the purchase price in connection with the Target Acquisition shall not be deemed to be materially adverse to the interests of the Lenders so long as such reduction is allocated dollar-for-dollar to reduce the principal amount of the Term Facility, (iii) any increase in the purchase price in connection with the Target Acquisition shall not be deemed to be material and adverse to the interests of the Lenders to the extent that such increase is not funded with indebtedness and (iv) any amendment, modification or waiver of (A) the definition of “R&W Insurance Policy” in the Target Acquisition Agreement, (B) the requirement to deliver the R&W Insurance Policy on or prior to the consummation of the Target Acquisition set forth in Section 2.4 of the Target Acquisition Agreement and/or (C) the covenant with respect to the R&W Insurance Policy set forth in Section 5.8 of the Target Acquisition Agreement shall, in any such case, be deemed to be materially adverse to the interests of the Lenders.
(B)    Company Material Adverse Effect. No Company Material Adverse Effect (as such term is defined in the Target Acquisition Agreement) shall have occurred from September 28, 2019 to and including the Effective Date.
(C)    Refinancing of Third Party Bank Debt of Target and its Subsidiaries. On the Effective Date (or concurrent with the funding of the Acquisition Funds) all third party indebtedness of the Target and its Subsidiaries shall have been repaid, all commitments thereunder shall have been terminated and all liens and security interests securing such indebtedness shall have been released or terminated, including all indebtedness and commitments outstanding under that certain Credit Agreement dated as of September 5, 2019 by and among Quantum Spatial, Inc. (a subsidiary of the Target), as borrower, Twin Brook Capital Partners, LLC as agent, and the lenders party thereto, and all liens and security interests securing any indebtedness thereunder.

(viii)
Guaranty Joinder. The Target and each of its Subsidiaries (and any new Subsidiaries of the Company formed in connection with the Target Acquisition) that are required to become a Guarantor under Section 6.12 of the Existing Credit Agreement (collectively, the “New Guarantors”) shall enter into a Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent to become a “Guarantor” under the Credit Agreement.

(ix)
Collateral. The Loan Parties (including the New Guarantors) shall enter into such amendments to, or amendments and restatements of, the Collateral Documents as reasonably requested by the Administrative Agent in form and substance reasonably satisfactory to Administrative Agent; it being understood that the terms of such Collateral Documents shall be substantially the same as the existing Collateral Documents relating to the Existing Credit Agreement, with such changes as are necessary in connection with the creation, continuation and/or perfection and priority of the security interest in the assets of the Company and its subsidiaries (including the Target and its subsidiaries) after giving effect to the Transactions. All actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral of the Loan Parties (including the New Guarantors) under the Amended Credit Facilities shall have been taken.

(x)
Solvency Certificate. The Administrative Agent shall have received certification in the form of Annex I hereto from the chief financial officer of the Company as to the solvency of the Company and its subsidiaries on a consolidated basis as of the Effective Date after giving effect to the Transactions.

(xi)	Inside Date. The Closing Date shall not occur prior to December 20, 2019.

(xii)
Clear Market. There shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any of its Subsidiaries other than the Amended Credit Facilities contemplated herein.

(xiii)
KYC Information. Upon the reasonable request of any Lender made at least ten (10) days prior to the Effective Date, the Company shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Effective Date; provided that, at least five (5) days prior to the Effective Date, if the Company qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, then the Company shall deliver to any Lender that makes a request therefor a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230.

(xiv)
Loan Notice. The Administrative Agent shall have received a customary borrowing notice and other customary closing certificates with respect to the borrowing of Acquisition Funds under each of the Revolving Facility and the Term Facility.

(xv)
Payment of Fees and Expenses. All fees payable to the Lead Arrangers and the Lenders on or before the Effective Date pursuant to the Fee Letter shall have been paid; and all expenses of the Lead Arrangers and the Administrative Agent required to be reimbursed by the Company pursuant to the Commitment Letter or the Existing Credit Agreement shall have been reimbursed to the extent invoiced in reasonable detail at least one (1) business day in advance of the Effective Date.

ANNEX I

Form of
Solvency Certificate
TO:        Bank of America, N.A., as Administrative Agent

RE:
Credit Agreement, dated as of December 7, 2016, by and among NV5 Global, Inc., a Delaware corporation (the “Company”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swingline Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:        [Date]

The undersigned Chief Financial Officer of the Company is familiar with the properties, businesses, assets and liabilities of the Loan Parties and is duly authorized to execute this certificate on behalf of the Company and the other Loan Parties.
The undersigned certifies that [he/she] has made such investigation and inquiries as to the financial condition of the Loan Parties and their Subsidiaries as the undersigned deems necessary and prudent for the purpose of providing this Solvency Certificate (this “Certificate”). The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Credit Extensions and the other transactions contemplated under the Credit Agreement on the date hereof.
The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.
BASED ON THE FOREGOING, the undersigned certifies on behalf of the Company that, both before and after giving effect to the consummation of the Target Acquisition (including the consummation of the Target Acquisition Agreement and the extensions of credit to be made under the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):
(a)    The fair value of the property of the Company, together with its Subsidiaries on a Consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Company together with its Subsidiaries on a Consolidated basis.
(b)    The present fair salable value of the assets of the Company, together with its Subsidiaries on a Consolidated basis, is not less than the amount that will be required to pay the probable liability of the Company, together with its Subsidiaries on a Consolidated basis, on its debts as they become absolute and matured.
(c)    The Company, together with its Subsidiaries on a Consolidated basis, does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s individual or consolidated ability to pay such debts and liabilities as they mature.
(d)    The Company is not engaged in business or a transaction, and the Company is not about to engage in business or a transaction, for which the Company’s property would constitute an unreasonably small capital.
(e)    The Company, together with its Subsidiaries on a Consolidated basis, is able to pay its individual and consolidated debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.
(f)    The amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

NV5 GLOBAL, INC.

By:
Name:
Title: Chief Financial Officer

NV5 Global, Inc.
2019 Commitment Letter Signature Page
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